Exhibit 99.1

First Consulting Group Reports Fourth Quarter and Fiscal 2004 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 17, 2005--First
Consulting Group (FCG) (NASDAQ: FCGI):

    --  Net Revenues of $72.0 Million

    --  Operating Income of $2.2 Million

    -- Income from Continuing Operations of $3.7 Million Including $3.0 Million Tax Allowance Reversal and $800,000 Writedown of Venture Investment

    --  Income from Continuing Operations of $0.24 for Full Year 2004

    FCG (NASDAQ: FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

    Fourth Quarter Performance

    Revenue before out-of-pocket reimbursements ("net revenue") for the fourth quarter of 2004 was $72.0 million, up 12.6 percent from $64.0 million in the fourth quarter of 2003.
    The increase in revenue was primarily related to an extra week in the quarter, given the Company's thirteen week reporting periods, and an increase in outsourcing services. FCG reported income from continuing operations of $3.7 million, or $0.15 per share, for the fourth quarter of 2004, compared to a loss of $6.7 million, or $0.26 per share, in the fourth quarter of 2003. Included in the fourth quarter 2004 income were a pretax non-cash $800,000 writedown of a 2000 investment, and a non-cash tax valuation allowance reversal of $3.0 million. Included in the fourth quarter 2003 loss were pretax restructuring charges of $3.3 million and a non-cash tax valuation allowance of $5.5 million.
    Income from operations was $2.2 million for the fourth quarter of 2004.

    Fiscal 2004 Performance

    For the full year in 2004, revenues were $269.9 million, compared to $270.1 million in 2003. For fiscal 2004, the Company reported income from continuing operations of $5.9 million, or $0.24 per share, compared to a loss from continuing operations of $16.5 million, or $0.66 per share in fiscal 2003. Included in the 2004 fiscal year income were a non-operating charge of $1.6 million attributable to the premium paid by FCG in a previously announced stock repurchase transaction during February 2004, and the fourth quarter items discussed in the paragraph above. Included in the 2003 fiscal year loss were $11.4 million in pretax restructuring charges, $2.6 million in expense from the cumulative effect of change in accounting principle from the Company's adoption of EITF 00-21, and $5.5 million of a non-cash tax valuation allowance.
    In accordance with GAAP and accounting for discontinued operations, the attached tables reflect the reclassification of the quarterly financial results for the recently announced discontinuance of the Company's call center service line. As well as the reclassified operating results, the results of discontinued operations include a loss on disposition in the fourth quarter of 2004 of approximately $1.5 million, or $0.06 per share, primarily related to the writeoff of goodwill.

    Cash Position

    Total cash and investments decreased to $40.3 million at the end of 2004, as compared to $62.6 million at the end of 2003. This reduction was primarily due to a previously announced stock repurchase transaction in February 2004, and an additional payroll which was paid on the last day of the year due to the extra week in the fiscal year. Days sales outstanding were 37 in the fourth quarter of 2004, which is down from 40 in the third quarter of 2004. FCG has no long-term debt.
    Luther Nussbaum, chairman and chief executive officer said, "Our fourth quarter results reflect a consistent trend of profitability and stability. Every five or six years, companies reporting four-thirteen week quarters have an extra week at year end. This year, the extra week affected us with a positive impact on our outsourcing business by providing an additional week of revenue to offset the additional payroll expense. However, when one normalizes the period and considers holiday seasonality, our operating results are solid, marking the fifth consecutive quarter of meeting our operating objectives." Nussbaum added, "We also had three significant below operating income transactions. First, the announced sale of the Call Center Services requires its financial performance to be treated as discontinued operations, which is separately reported from operations. In accordance with GAAP, our quarterly financial results have been reclassified to exclude the discontinued operations. Second, we had one remaining investment from a group of equity investments we made in the late 90's. That company did not achieve its financial targets in 2004 and as such we adjusted its valuation, writing off $800,000 of the original $1.1 million investment. Last, we reversed $3.0 million of a tax valuation allowance due to our positive financial performance and our overall operational outlook."

    Business Area Update

    FCG is providing the following performance summary for each business area during the fourth quarter of 2004:

    Healthcare Delivery: During 2004, FCG successfully completed three qualifications of blended shore implementation projects for health delivery clients. While hospitals have been slow to adopt both offsite and offshore delivery, the Company believes that its demonstrated track record of blended shore delivery, which creates significant project savings to its clients, will become more attractive. In some cases, FCG can reduce project fees by 50% and deliver specific project outcomes on a rapid deployment timeframe. The Company continues to invest in its offsite and offshore service centers creating compelling alternatives for its clients. During the quarter, FCG implemented a new reimbursement policy for travel expenses and also added experienced sales staff which will assist in achieving 2005 plans. The impact of these increased costs was partially offset by improved benefit management. FCG expects solid growth and profits from Health Delivery during 2005.

    Health Plans: In Health Plans, FCG believes this unit's financial performance is stable. The signing of the letter of intent with Rocky Mountain Health Plan represents the Company's first outsourcing arrangement in this market segment. FCG expects to finalize this arrangement during the first quarter of 2005 with an expected start at the beginning of the second quarter of 2005. The Company also stated that blended shore software implementation and application hosting services are gaining traction. In Health Plans, FCG expects modest growth in the first half of 2005 with profitability for the year.

    Healthcare Delivery Outsourcing (Including Meditech): During the fourth quarter of 2004, the Company announced the signing of a five-year IT and BPO agreement with Aspen Valley Hospital. FCG indicated that the outsourcing pipeline is strong with a good range of large, medium and small opportunities. The Company stated that it believes it is recognized as the market leader in Meditech shared services and sees significant growth opportunities in this segment. As new outsourcing contracts begin, the Company cautioned that the profitability of all new contracts takes a quarter or two but turns positive as appropriate expense adjustments are made.

    Life Sciences: The Company continued to make progress in stabilizing the losses generated by the Life Sciences segment. Losses were reduced to less than $100,000 compared to $1.4 million in the third quarter of 2004. During 2004, most of the revenue generated by Life Sciences was derived from FirstDoc(R) sales and related services. During 2005, FCG expects to expand its service offerings by selling other FCG shared services to new and existing clients. The Company expects Life Sciences to be profitable for the full year 2005.

    Government and Technology Services (GTS): This newly formed client facing organization includes Paragon, Government and Technology Staffing Services. Combined, this group will represent FCG's second largest business unit after Healthcare Delivery which includes most of Outsourcing. Paragon continues to experience profitable growth. During the quarter, Paragon Solutions Vietnam was certified SEI CMMI Level 5 joining FCG India at this highest certified level. The GTS business unit enters 2005 with a solid pipeline and expects continued profitable growth.

    Nussbaum concluded, "Overall, we are pleased with 2004. We believe we have established a new level of profitability and a real opportunity to grow our revenue. We have established a solid base for growth in multiple areas of the firm. We have simplified our organization and our approach to market. We now have four areas--Healthcare Delivery, Health Plans, Life Sciences, and GTS. Healthcare delivery and GTS are both profitable. Health Plans and Life Sciences have solid plans to return to the black. All areas now have services that give us opportunities for growth."

    Outlook

    Although the Company's pipeline of opportunities remains stronger than it has been the last several years, the competition for new business also is fierce among software vendors and system integrators. FCG believes that its blended shore offerings will emerge as a key competitive advantage, though it acknowledges that the Health Delivery segment has been slow to adopt offsite and blended shore delivery. The Company is encouraged by the progress made in Life Sciences and Health Plans and expects this to continue throughout 2005. The Company anticipates revenues and profitability in the first quarter of 2005 at about the same level as the fourth quarter of 2004, adjusted for 13 weeks instead of 14. FCG reiterated that it remains focused on moving quarterly revenues above $75 million while improving quarterly profitability to $0.08-$0.10 per share during the year. The timing of moving revenues and profitability to this higher level is dependent upon closing outsourcing opportunities that are currently in the pipeline.

    Fourth Quarter and Fiscal 2004 Conference Call

    FCG will hold an investor conference call to discuss fourth quarter and fiscal 2004 results on Thursday, February 17, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    2005 Annual Meeting of Stockholders

    FCG indicated that the 2005 Annual Meeting of Stockholders will be held at 10:00 a.m. on Wednesday, June 1, 2005 at the Company's Long Beach, California corporate headquarters.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to gain closure on key engagements, including new outsourcing engagements and large scale implementations, during 2005;
(iv) the ability of FCG to deliver effective offsite and blended shore services and resources to its clients; (v) FCG's anticipated financial and operating performance for 2005, including its ability to continue to maintain and improve revenue and profitability levels overall; achieve profitability in Life Sciences and Health Plans; and leverage its current level of corporate general and administrative expenses. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee; India; Vietnam; and Europe; (d) the ability of FCG to increase its sales effectiveness;
(e) the ability of FCG to leverage general and administrative expenses, improve profitability in outsourcing and achieve profitability in Life Sciences and Health Plans; (f) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (g) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers;
(h) the ability of FCG to effectively manage client expectations and cost reductions on the outsourcing accounts; and (i) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)

                                  Quarter Ended       Year Ended
                                 Dec. 31, Dec. 26,  Dec. 31,  Dec. 26,
                                   2004     2003     2004      2003
                                 -------------------------------------

Revenues before reimbursements
 (net revenues)                  $72,016  $63,953  $269,908  $270,123
Reimbursements                     4,515    3,899    17,381    15,624
                                 -------- -------- --------- ---------
     Total revenues               76,531   67,852   287,289   285,747

Cost of services before
 reimbursable expenses            48,910   43,019   181,914   184,335
Reimbursable expenses              4,515    3,899    17,381    15,624
                                 -------- -------- --------- ---------
     Total cost of services       53,425   46,918   199,295   199,959

                                 -------- -------- --------- ---------
     Gross profit                 23,106   20,934    87,994    85,788

Selling expenses                   6,618    6,831    27,501    31,058
General and administrative
 expenses                         14,327   12,752    52,068    56,996
Restructuring charges                  -    3,270         -    11,363
                                 -------- -------- --------- ---------
     Operating income (loss)       2,161   (1,919)    8,425   (13,629)
Interest income, net                 255      201       784       961
Other expense, net                  (812)    (246)     (925)     (410)
Expense for premium on repurchase
 of stock                              -        -    (1,561)        -
                                 -------- -------- --------- ---------
 Income (loss) from continuing
  operations before income taxes
  and cumulative effect of change
  in accounting principle          1,604   (1,964)    6,723   (13,078)
Income tax provision (benefit)    (2,122)   4,744       823       856
                                 -------- -------- --------- ---------
 Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle, net of tax            3,726   (6,708)    5,900   (13,934)
Loss on discontinued operations,
 net of tax                       (1,564)    (252)   (2,073)     (422)
Cumulative effect of change in
 accounting principle, net of tax      -        -         -    (2,597)
                                 -------- -------- --------- ---------
     Net income (loss)            $2,162  $(6,960)   $3,827  $(16,953)
                                 ======== ======== ========= =========

Basic EPS:
 Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle, net of tax            $0.15   $(0.26)    $0.24    $(0.56)
 Loss on discontinued operations,
  net of tax                       (0.06)   (0.01)    (0.08)    (0.02)
 Cumulative effect of change
  in accounting principle,
  net of tax                           -        -         -     (0.10)
                                 -------- -------- --------- ---------
Net income (loss)                  $0.09   $(0.27)    $0.16    $(0.68)
                                 ======== ======== ========= =========

Diluted EPS:
 Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle, net of tax            $0.15   $(0.26)    $0.24    $(0.56)
 Loss on discontinued
  operations, net of tax           (0.06)   (0.01)    (0.09)    (0.02)
 Cumulative effect of change
  in accounting principle,
  net of tax                           -        -         -     (0.10)
                                 -------- -------- --------- ---------
Net income (loss)                  $0.09   $(0.27)    $0.15    $(0.68)
                                 ======== ======== ========= =========

Basic weighted avg. shares        24,323   25,919    24,539    25,044
Diluted weighted avg. shares      24,564   25,919    24,733    25,044

Note: certain reclassifications have been made to the 2003 results to conform to the 2004 presentation


First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)

                                                     Dec. 31  Dec. 26
                                                       2004     2003
                                                     -------- --------
Cash, cash equivalents, and investments              $40,321  $62,645
Accounts receivable, net                              26,266   27,564
Unbilled receivables                                  11,005    9,947
Current assets                                        88,471  106,132
Total assets                                         139,171  157,401
Current liabilities                                   30,597   42,507
Long-term debt                                             -        -
Total stockholders' equity                            96,260  101,810


Selected Business Metrics

                                           Q4    Q3    Q2    Q1    Q4
                                          2004  2004  2004  2004  2003
                                         ----- ----- ----- ----- -----

Revenues before reimbursements (net
 revenues) ($ in millions)               72.0  65.3  67.2  65.3  64.0
Out-of-pocket reimbursements ($ in
 millions)                                4.5   4.4   4.5   4.0   3.9
  Total revenues ($ in millions)         76.5  69.7  71.7  69.3  67.9
Gross margin %                           32.1  33.1  33.4  31.9  32.7
Selling expense %                         9.2  10.0  10.6  11.1  10.7
General and admin expense %              19.9  19.5  19.5  18.2  19.9
Operating income (loss) % (see note
 below)                                   3.0   3.6   3.3   2.6  (3.0)
Utilization %                            70.9  75.5  79.7  77.2  76.1
Total associates                         2435  2409  2287  2226  2066
Billable associates                      1293  1279  1187  1150  1058
Outsourcing associates                    817   782   766   749   697
Days sales outstanding                     37    40    38    40    38

Note: Operating income percentage is inclusive of a restructuring charge of $3.6 million (5.6% of revenue) in Q4 2003



Delivery Units Selected Financial Metrics

Health Delivery                        Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003
Revenues before reimbursements
 (net revenues)($ in millions)       16.7   16.3   16.4   15.6   15.6
Out-of-pocket reimbursable expenses
 ($ in millions)                      2.2    2.2    2.2    2.0    2.3
Total revenues ($ in millions)       18.9   18.5   18.6   17.6   17.9
Gross margin %                       38.6   45.2   48.5   44.7   43.1
Utilization %                        70.9   82.0   83.9   75.9   75.3
Billable associates                   216    213    191    200    207
Total associates                      242    239    217    226    238

Health Plan                            Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003
Revenues before reimbursements
 (net revenues)($ in millions)        3.9    3.8    3.6    4.2    5.2
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.7    0.5    0.7    0.6    0.8
Total revenues ($ in millions)        4.6    4.3    4.3    4.8    6.0
Gross margin %                       27.6   30.8   27.0   42.6   42.7
Utilization %                        81.0   77.1   90.3   77.8   82.6
Billable associates                    51     44     48     45     50
Total associates                       57     51     54     50     56

Life Sciences                          Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003
Revenues before reimbursements
 (net revenues)($ in millions)        9.4    8.8    9.2    8.9    8.3
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.3    0.3    0.3    0.2    0.3
Total revenues ($ in millions)        9.8    9.1    9.5    9.1    8.6
Gross margin %                       49.5   42.4   42.2   43.0   37.1
Utilization %                        56.2   58.8   76.2   71.0   65.1
Billable associates                   181    205    171    179    189
Total associates                      228    257    204    215    226

Health Delivery Outsourcing            Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003
Revenues before reimbursements
 (net revenues)($ in millions)       28.9   24.4   25.4   25.2   23.6
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.1    0.2    0.1    0.1    0.1
Total revenues ($ in millions)       29.0   24.6   25.5   25.3   23.7
Gross margin %                       19.3   16.6   17.9   16.7   16.7
Total associates                      561    546    571    566    571

Meditech Service Center                Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003
Revenues before reimbursements
 (net revenues)($ in millions)        6.0    6.4    6.2    5.5    5.4
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.5    0.4    0.4    0.4    0.4
Total revenues ($ in millions)        6.5    6.8    6.6    5.9    5.8
Gross margin %                       31.4   32.3   33.7   30.9   40.9
Billable associates                    61     58     56     60     58
Outsourcing associates                 48     48     42     42     56
Total associates                      122    121    114    122    121

Other Business Units                   Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003
Revenues before reimbursements
 (net revenues)($ in millions)        7.2    5.7    6.4    5.9    5.8
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.2    0.2    0.2    0.2    0.1
Total revenues ($ in millions)        7.4    5.9    6.6    6.1    5.9
Gross margin %                       34.5   30.9   34.8   27.3   34.5
Billable associates                   373    338    288    271    249
Total associates                      422    387    338    320    293

Shared Service Centers                 Q4     Q3     Q2     Q1     Q4
                                      2004   2004   2004   2004   2003

Billable associates                   406    415    429    394    303
Outsourcing associates                164    142    109     93     20
Total associates                      613    617    601    536    356


    CONTACT: First Consulting Group
             Luther Nussbaum, Chairman and  Chief Executive Officer
             562-624-5221
             lnussbaum@fcg.com
             or
             Chuck McBride, Chief Financial Officer
             562-624-5300
             cmcbride@fcg.com
             or
             Thomas Reep, VP Investor Relations
             562-624-5250
             treep@fcg.com